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                                                            EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-21273 and No. 333-54392 on Form S-3 and in Registration Statements No. 333-03465 and No. 333-61611 on Form S-8 of Shurgard Storage Centers, Inc. of our report dated February 8, 2001, February 28, 2001, as to Note Q and November 28, 2001 with respect to the effects of the restatement discussed in Note R (which expresses an unqualified opinion and includes explanatory paragraphs relating to changes in the method of accounting for financings under participating mortgages and for costs of start-up activities and the restatement discussed in Note R), appearing in the Annual Report on Form 10-K/A of Shurgard Storage Centers, Inc. for the year ended December 31, 2000.

DELOITTE & TOUCHE LLP
Seattle, Washington

December 3, 2001